Exhibit 99.1

Investor Relations:
Gina DeBoutez or Erica Abrams
The Blueshirt Group for Oplink
415. 217.7722
gina@blueshirtgroup.com
erica@blueshirtgroup.com

Oplink Acquires Remaining Minority Interest in Optical Communication Products, Inc.

Fremont, Calif., — October 31, 2007 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today announced that it has completed the acquisition of the remaining 42% of outstanding common stock of Optical Communication Products, Inc. (“OCP”) that it did not already own, by means of a merger between OCP and a wholly-owned subsidiary of Oplink. The merger was approved earlier today by OCP shareholders holding more than two-thirds of the OCP common stock not held by Oplink. The merger became effective immediately after the close of trading today. As a result of the merger, OCP became a wholly-owned subsidiary of Oplink. Pursuant to the merger, Oplink will pay $1.65 per share, or approximately $80 million in the aggregate, to former holders of the 42% of OCP common stock not held by Oplink.

“We are pleased that the shareholders approved the acquisition and we can move forward,” commented Joe Liu, president and CEO of Oplink. “We look forward to integrating OCP with Oplink and being able to provide our combined customer base a broader product portfolio of offerings,” concluded Liu.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California and has a research facility in Wuhan, China. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers located around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. Oplink also owns 100% of Optical Communication Products, Inc., a company located in Woodland Hills, California that designs and manufactures fiber-optic communication components and subsystems. To learn more about Oplink, visit its web site at www.oplink.com.